Exhibit 10.2

Perpetua Resources Corp. 405 S. 8th Street, Ste. 201 Boise, ID 83702 Nasdaq: PPTA TSX: PPTA www.perpetuaresources.com

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (“Agreement”) is dated effective August 14, 2023 (the “Effective Date”).

BETWEEN:

PERPETUA RESOURCES IDAHO, INC., an Idaho corporation, with offices at the address above (“Employer”)

AND:

Michael Wright having an address of [***] (“Employee”)

RECITALS

A.The Employer carries on the business of mineral exploration and development.

B.The Employer employs the Employee and the Employee has agreed to continue to serve the Employer on an at-will basis on the terms and conditions hereinafter set forth.

C.This Agreement supersedes all prior agreements and is the only and entire agreement concerning Employee’s employment by Employer.

AGREEMENT

NOW THEREFORE, for good and valuable consideration and the mutual covenants and agreements contained herein, the parties mutually agree as follows.

Definitions

1.In this Agreement:

●	“Short Term Incentive Plan” means the Employer’s annual incentive plan, to be effective when adopted by the Board, and which may be revised or terminated thereafter from time to time;
●	“Board” means the board of directors of the Employer;
●

“Bonus” means any payment by Employer to Employee made in accordance with the Short Term Incentive Plan or any other bonus or incentive plan established by the Employer, and on commencement of employment, is prorated for the number of calendar days Employee is employed by Employer in any Bonus Year;

●

“Bonus Year” means the period of January 1 to December 31 each year, used by the Employer to assess awards to the Employee under the Short Term Incentive Plan or any other bonus or incentive plan established by the Employer;

●	“Cause” means:

● Disobedience by Employee of orders or directives of Employer, or interference with the performance by employees of Employer of their duties if such disobedience or interference is either (A) of such a nature that no reasonable doubt can exist as to its material adverse effect on the Employer, or (B) continues after specific instruction relating thereto has been given by the Employer; or

● Material acts of dishonesty, disloyalty or competition related to the business of the Employer or its relationships with its employees, suppliers, customers or those with whom the Employer does business; or

● Refusal or failure to furnish significant information concerning the Employer’s affairs as reasonably requested by the Employer, or material falsification of such information; or

● Any other action or course of conduct (specifically including, by way of illustration and not limitation, the breach of any material term of this Agreement or failure to comply with any Employer policy) which has or reasonably may be expected to have a material adverse effect on the Employer or its business or financial position, if such action or course of conduct is either (A) of such a nature that no reasonable doubt can exit as to its material adverse effect on the Employer, or (B) continues after specific instruction relating thereto have been given by or under the authority of the Board; or

● Commission of an act constituting fraud, unethical behavior, immoral behavior, intentional dishonesty, or similar conduct; or

● The Employee’s failure or inability to perform at a level satisfactory to the Employer after receiving a warning of needed improvement;

●

“Change of Control” means; the acquisition by any person or entity (or by any person or entity and a person or entity acting jointly or in concert with the other) whether directly or indirectly (in any case, a “Third Party Acquirer”), of voting securities which, when added to all other voting securities of the Employer at the time held by the Third Party Acquirer, totals for the first time not less than fifty percent (50%) of the outstanding voting securities of the Employer or the votes attached to those securities are sufficient, if exercised, to elect a majority of the Board.  Notwithstanding the foregoing, no acquisition of voting securities by any entity affiliated in any way with the Employer, whether as a parent, subsidiary, or sister entity, shall be considered a Change of Control.

●

“Disability” means a physical or mental condition, verified in writing by an independent and qualified medical practitioner, which prevents the Employee from continuing active work in Employee’s existing or a similar position for a period of four (4) weeks.

●	“Good Reason” means the occurrence of any of the following upon or within the 12 months following a Change of Control without the Employee’s written consent:
●	a meaningful and detrimental change in the Employee’s position, title, duties or responsibilities from those in effect as of the Effective Date;
●	any reduction of fifteen percent (15%) or more of the Employee’s Salary; or
●

a demand by the Employer that the Employee cease working or providing services for remuneration to an entity where the Employer and Employee had previously agreed that the Employee could engage in such activities, provided that a demand that the Employee not increase the average monthly hours devoted to the third entity shall not constitute Good Reason, and provided that a demand that Employee cease such work due to a conflict of interest or a violation of Section 8 of this Agreement shall not constitute Good Reason; provided that, any of the above events will constitute “Good Reason” only if the Employee provides notice to the Employer within 30 days of the above event initially occurring, and the Employer has 30 days from receipt of the notice during which to cure.

●	“Omnibus Equity Incentive Plan” means the Omnibus Equity Incentive Plan as may be amended or terminated from time to time;
●	“Incentive Share Options/Units” means any share options/units granted under the Omnibus Equity Incentive Plan to Employee from time to time;
●	“LTIP” means any long-term incentive plan that may be adopted by the Employer from time to time and as may be revised or terminated from time to time;
●	“LTIP Share Options/Units” means share options/units granted under the LTIP to Employee from time to time.

2.Employment

●	The Employer confirms the ongoing employment of the Employee in the position set out in Schedule “A”.
●	The Employee will provide the services of such position and will exercise the powers and fulfill the responsibilities set forth in Schedule “B”.
●	The Employee’s employment will continue according to the terms of this Agreement whether or not Employee becomes or ceases to be an elected officer or a director of the Employer.

3. Compensation

(a)

The Employee’s gross salary will be that amount set out in Schedule “A” (the “Salary”).  So long as the Employee is employed pursuant to this Agreement, the Salary less any applicable deductions authorized by the Employee or lawfully required or made by the Employer, will be payable twice a month in 24 equal installments on the 15th and the last business day in each month.  The Salary shall be subject to adjustment from time to time by the Employer upon notice to Employee.

(b)	Employee will be eligible to receive Incentive Share Options and/or Units as set out in Schedule “A”.
(c)	Employee will be eligible to receive LTIP Share Options and/or Units under the Company’s Omnibus Equity Incentive Plan.
(d)

Employee will be eligible to participate in the Short Term Incentive Plan as set out in Schedule “A” and an extract from the current compensation policy that relates to the Short Term Incentive Plan is attached as Schedule “C”.

4. Expenses

(a)

The Employer will provide, by way of direct paymentor reimbursement, out-of-pocket expenses reasonably incurred by the Employee in performing Employee’s duties in accordance with the Employer’s policies on expense reimbursement set forth in the Employer’s Employee Handbook.  By signing this Agreement, Employee hereby authorizes Employer, in its discretion, to deduct any unauthorized expenses from Employer’s wages.

5.Vacation

(a)	The Employee shall be entitled to the paid vacation in accordance with the Employer’s Employee Handbook, except as may otherwise be set out in Schedule “A”.

6.Benefits

(a)

The Employee shall be entitled to the benefits provided by the Employer as set forth in the Employer’s Employee Handbook, except as may otherwise be set out in Schedule “A”.  All benefit plans are subject to amendment or termination by Employer at any time.

7.Illness, Injury or Accident Caused by Performing Duties

●

If the Employee is, at any time, incapacitated by illness, injury or accident, in any such case, caused by performing Employee’s duties, and furnishes the Employer with evidence satisfactory to the Employer of such incapacity and the cause of it, then, in the event that Employee is unable to substantially perform Employee’s job, the Employee will be entitled to payment of Employee’s Salary at the full rate less any other benefits receivable by Employee (including payment made under any applicable workman’s compensation law or payment made under any short or long-term disability insurance, if applicable), for a period of 17 weeks and will thereafter be entitled to no further payment from the Employer during Employee’s incapacity.

8.Employee’s Covenants During and After Employment

During employment, the Employee hereby covenants and agrees that:

●	The Employee will attend at the offices and worksites of the Employer and will attend at any other time or times as may be necessary for the proper discharge of the Employee’s duties;
●

The Employee will, in the exercise of Employee’s duties, at all times follow the lawful instructions given and any regulations made by the Board and will, from time to time, and at all times when required to do so, give an account to the Board, President, and/or Employee’s supervisor of all transactions, matters and things relating to the Employer;

●

The Employee will, during the continuance of this Agreement, unless prevented by incapacity as noted in Section 7 above, or unless the Employee and Employer have previously agreed that the Employee may work or provide services for remuneration to another entity;

●

devote the Employee’s whole time and attention to the  Employee’s duties in the Employee’s employment position, provided that the Employee may provide services for remuneration for the entities and in the capacity described in Schedule “A” or as otherwise agreed by the parties in writing;

●	perform the Employee’s duties to the best of the Employee’s abilities;
●	do Employee’s utmost to promote, develop and extend the business of the Employer;
●	comply with all provisions of the Employer’s Handbook and other policies adopted by the Employer from time to time;
●	protect the confidential information of the Employer and comply with all trade secret and confidentiality policies and agreements of the Employer;
●	give to the Employer the benefit of the Employee’s advice and experience with respect to the business and affairs of the Employer; and

●	faithfully perform all other covenants made by Employee under this Agreement;
●	During employment and for a period of twelve (12) months after employment (the “Restricted Period”), Employee hereby covenants and agrees that:
●	Employee will not, without the prior written consent of the Employer, do any of the following in any capacity:
A.

serve (whether paid or unpaid) a Restricted Entity (defined below) as a partner, employee, consultant, contractor, officer, director, manager, agent, associate, investor, advisor, expert witness, or official; or

B.	own, purchase, acquire, finance, invest in, operate, or organize a Restricted Entity, or take preparatory steps for the organization of a Restricted Entity.
●

For purposes of this Agreement, the term “Restricted Entity,” means any (w) entity that engages or plans to engage in the business of mineral exploration and development in the Restricted Territory (defined below), any (x) state, federal, or local governmental entity that has jurisdiction over the Employer’s current or proposed mining projects in the Restricted Territory, any (y) non-governmental organization or entity that has historically influenced, sought to influence, or may reasonably seek to influence during the Restricted Period, the Employer’s current or proposed mining projects in the Restricted Territory, and any (z) Native American Indian tribe, whether federally recognized or not,  that has historically influenced, sought to influence, or may reasonably seek to influence during the Restricted Period, the Employer’s current or proposed mining projects in the Restricted Territory.

●

The restrictions set forth in this Section 8(b) shall only apply to Employee’s activities to the extent Employee’s activities and/or influence, or the activities and/or influence of the applicable Restricted Entity, relate to mining operations within the Idaho counties of Valley or Adams (the “Restricted Territory”).

●	In connection with the covenants set forth in this Section 8(b), Employee makes the following acknowledgments:
A.

I acknowledge that my fulfillment of the obligations contained in this Agreement is necessary to protect the Employer’s confidential information and to preserve the trade secrets, business plans, value and goodwill of the Employer.

B.

I acknowledge the time, geographic and scope limitations of my obligations are reasonable, especially in light of the Employer’s desire to protect its confidential information, business plans, value, goodwill, and trade secrets, and that I will not be precluded from gainful employment if I am obligated to comply with such obligations.

C.

I will, by virtue of my position with the Employer, have and gain a high level of inside knowledge regarding the Employer and its business, and as a result, will have the ability to harm or threaten its legitimate business interests.

D.

I have and will continue to provide services or have significant presence or influence on behalf of the Employer within the restricted territory due to the nature of the Employer’s business and its business plans.

E.	I have received sufficient consideration in exchange for the covenants made herein.
●

The covenants contained in this Section 8 shall survive the termination or assignment of this Agreement. The Employer shall have the right to seek and secure an injunction to enforce the provisions of the covenants contained in Section 8, but that remedy shall not be exclusive. The Employer shall not be required to post any bond in such event.

●

In the event that one or more of the provisions of this Section 8 or any other provision of this Agreement shall for any reason be held to be illegal or unenforceable, this Agreement shall be revised only to the extent necessary to make such provision(s) legal and enforceable. Without limiting the foregoing, in the event the provisions of Section 8 are deemed in any judicial proceeding to exceed the time, geographic or scope of limitations permitted by law, then such provisions shall be reformed to the maximum time, geographic or scope limitations, as the case may be, then permitted by law.

9.Termination

●

In General/At-Will Employment.  Either Employee or Employer may terminate Employee’s employment at any time for any reason. If Employment is terminated in specific circumstances as noted below in this section 9, then the Employee shall be eligible to receive the advance notice or severance and Bonus set out in Schedule “A.” Employer may condition any severance or Bonus payments upon a release of all claims against the Employer and such other terms as the Employer may determine in its sole discretion and in a form acceptable to Employer.  If Employee elects not to provide such release, Employee shall not be entitled to severance or to any Bonus that has not yet been approved by the Board and become earned and payable under the terms of the applicable Short Term Incentive Plan.

On termination of employment, however caused:

i.

the Employee will deliver to Employer all property and confidential information of the Employer in the Employee’s possession or under his control including, without limitation, all notes, memoranda and other business documents in Employee’s possession, including administrative and technical documents and materials concerning any of the business of the Employer.

ii.	Employee’s rights with regard to Employee’s Incentive Share Options/Units and any LTIP Share Options/Units shall be as set forth in the Omnibus Equity Incentive Plan and LTIP.

Other obligations of the parties upon termination under specific circumstances are set forth below in this Section 9.

Payments, if any, made under this Agreement shall be due and payable at such time as determined by the Employer, consistent with the parties’ intent that all payments and benefits under this Agreement comply with Internal Revenue Service Code Section 409A. (“Code Section 409A”) and accordingly, to the maximum extent permitted, this Agreement will be interpreted to be in compliance therewith.  In no event whatsoever will the Employer be liable for any additional tax, interest or penalty that maybe imposed on the Employee under Code Section 409A or damages for failing to comply with Code Section 409A.

(a)

Termination by Employer. Employer may terminate Agreement for Cause or without Cause.  If Employer terminates this Agreement for Cause at any time, then all compensation not yet due and payable to Employee shall cease and Employee shall not be entitled to any Bonus. If Employer terminates this Agreement without Cause or on Change of Control then, subject to other provisions of this Agreement, Employer shall provide the applicable advance notice or severance and Bonus indicated in Schedule A.

(b)

Termination by Employee. Employee may terminate employment for Good Reason or without Good Reason. If Employee terminates this Agreement for Good Reason then, subject to other provisions of this Agreement, Employer shall provide the applicable advance notice or severance and Bonus indicated in Schedule A. If Employee terminates this Agreement without Good Reason no severance or Bonus is payable.

●

Automatic Termination in the Event of Disability or Death of Employee.  Employee’s employment shall terminate automatically on the day that is seventeen (17) weeks after Employee’s Disability. Thereafter, (i) the Employee shall be eligible to receive the applicable Bonus set out in Schedule “A”. Employee’s employment shall terminate automatically in the event of the death of Employee. Thereafter, the Employee’s estate shall be eligible to the benefits provided under any relevant life insurance component of the benefits plan.

10. Miscellaneous

●

Each of the parties hereby covenants and agrees that at any time upon the request of the other party, it will execute, acknowledge and deliver all such further acts deeds, assignments, transfers, conveyances, powers of attorney and assurance as may be required for the better carrying out and performance of all the terms of this Agreement.

●	This Agreement shall be governed by and subject to the laws and exclusive jurisdiction of the courts of the State of Idaho.
●

This Agreement will be binding upon and inure to the benefit of the parties hereto and their respective heirs and executors and successors and assigns as the case may be. This Agreement may not be assigned without the prior written consent of the other party, provided, however that Employer may assign this Agreement without Employee’s consent to any entity affiliated with Employer, which shall include without limitation a parent, subsidiary, or sister entity.

●

This Agreement constitutes the entire agreement between the parties and supersedes all prior letters of intent, agreements, representation, warranties, statements, promises, information, arrangements and understandings, whether oral or written, express or implied. The recitals and any schedules form a part of and are incorporated by reference into this Agreement.

●

In the event any provision of this Agreement will be deemed invalid or void, in whole or part, by any court of competent jurisdiction, the remaining terms and provision will remain in full force and effect.

●

The Employer may, in its sole discretion, amend its Annual Incentive Plan, Bonus, Omnibus Equity Incentive Plan, LTIP and benefit plans and any such amendments shall not constitute a breach of this Agreement nor Good Reason under this Agreement.

●

This Agreement may be executed in counterparts which counterparts taken together shall constitute one and the same instrument and any facsimile or signature delivered by electronic means shall be taken as an original.

IN WITNESS WHEREOF the parties have executed this Agreement as effective the day and year first above written.

PERPETUA RESOURCES IDAHO, INC.:	//Signed//
Per Authorized Signatory

EMPLOYEE:	//Signed//
Michael Wright

SCHEDULE “A”

1.	Employment Position (Title)
●	Vice President, Projects, Perpetua Resources Idaho, Inc.
2.	Principle Place of Work
●	The work location will be considered remote, with the potential for future Boise relocation. The position will require travel to the site, Boise, and other locations as needed.
3.	Salary
●	Employee’s gross annual salary shall be $ 300,000.
4.	Incentive Share Options/Units

The Employee shall be eligible from time to time to receive Incentive Share Options/Units, subject to the confirmation and in the discretion of the Board of Directors of Perpetua Resources Corp. and/or the committee of the Directors authorized to administer the Omnibus Equity Incentive Plan pursuant to its terms.

In addition, the Company offers you the following one-time share unit grants:

●	10,000 Performance Share Units– vesting 8/31/2025 and upon successful delivery of the following Performance Criteria:
i.	Successfully establish a lean but effective Owner’s Team.
ii.	Present options and select most appropriate construction strategies and select the best firm(s) to execute that strategy.
iii.	Oversee Detailed Engineering (update, optimize, and ensure flexibility)
●	10,000 Performance Share Units vesting 8/31/2027 and upon successful delivery of the following Performance Criteria:
i.	Deliver project within final Board approved construction timeline and capital estimate.
ii.	Drive safety-focused culture and complete construction better than industry standards around Lost Time Incident (LTI) rates and reportable spills.
5.	Short Term Incentive Plan

The Employee shall be entitled to receive 35% of the annual salary under the terms of the Employer’s annual Short Term Incentive Plan (refer to Schedule “C”).  The Short Term Incentive Plan is designed to obtain maximum performance of the employee and not an entitlement for payment on performance of job description.  If Performance Objectives are not met the entitlement may be zero.

6.	Vacation and Holidays

The Employee will be entitled to 20 days paid vacation in addition to the Employer’s 11 recognized holidays.

7.	Benefits

The Employee is eligible to enroll in the Employer’s health, vision, dental and life insurance plans as well as Employer’s 401(k) plan, each as set forth in the Employee Handbook or whatever benefits program is in force at the time, which may change at the discretion of the Employer.

8.	Annual Review

The Employer, on an annual basis, will review the Employee’s performance and compensation.

9.	Payments on Termination

On termination, after one year of employment, notice or payments in lieu, if any, will be determined in accordance with the following table:

Reason for Termination	Notice or Severance in Lieu of Notice (reduced by 50% in first year of employment)	Bonus
By Employer for Cause	None	Not Eligible
By Employer without Cause	12 months	Amount equal to previous year’s Bonus
By Employee without Good Reason	None	Not Eligible
By Employer for Good Reason	12 months	Amount equal to target amount under Short Term Incentive Plan
On Disability of Employee	None	Amount equal to previous year’s Bonus
On Death of Employee	None	Not Eligible

In the event the Employee’s employment is terminated during the first year of employment, notice or payments in lieu, if any, will be determined at 50% of the amount indicated in the table above.

All payments are to be made in a lump sum payment within 60 days following the Employee’s termination or employment with the Employer.

10.	Required Deductions

Any payments made by the Employer to the Employee under this Agreement shall be subject to any deductions required at law.

PERPETUA RESOURCES IDAHO, INC.:	//Signed//
Per Authorized Signatory

EMPLOYEE:	//Signed//
Michael Wright

SCHEDULE “B”

Duties (Job Description)

Date:	August 14, 2023
Job Title:	Vice President, Projects
Reports to:	President/CEO
Classification:	Full-Time, Regular Employee
FLSA Designation:	Exempt

Job Description:

The VP, Projects is a key member of the executive team, reporting and oversees all EPCM activities of $1.3 billion CAPEX (2020 FS) over a ~3-year construction timeline, which includes starting to build the road, powerline, tailings diversion, camp in Year 1, and finishing all on-site infrastructure in Year 3. The position will manage preconstruction planning, select engineering firms, support project financing, and build an owner’s representative team.

Essential Duties and Responsibilities:

●	Ensure the health and safety of all personnel associated with the Project. Make sure every employee and contractor has the right training, the necessary resources and is held to the highest standards.
●

Ensure a comprehensive suite of fit-for-purpose systems is in place and being used across the Project (including Project Management Systems, Business Process Framework, Health, Safety and Environmental Transformation, Supply Chain Management, Risk Management, etc.).

●	Lead all EPCM activities from selection, engineering, pre-construction planning and scheduling to construction and commissioning.
●	Ensuring the Project delivers to plan and budget. Conduct regular budget and cost forecasting.
●	Ensure timely and accurate reporting for the Project, the Perpetua leadership team and other internal and external parties as appropriate.
●	Contribute productively as a member of Perpetua’s leadership team.
●

Optimize the business processes for identifying and managing business risks, lowering company costs, capital, and program funding, and increasing the value-add consistent with the achievement of the Project strategy; all aligned with the Perpetua’s development strategy.

●	Build a high-performing owner’s team for development and construction.
●	Maintain a strong working relationship with client representatives, local indigenous community members, local government and community leaders, subcontractors, suppliers, and employees.

The above items are not intended to be an exhaustive list of all accountabilities and duties. Other duties are required as assigned.

Logistics:

The VP, Projects is a remote position, with potential for future Boise relocation.  The position will require travel to site, Boise and other locations as needed.

Knowledge, Skills, and Abilities:

●	Extensive knowledge of business capital, developmental and operational discipline controls / scheduling / reporting / improvement / management.
●	Strong technical knowledge of mining, processing, and construction management, preferably with gold processing and autoclaves.
●	Successful track record of building and leading high-performing teams, consultants, and contractors.
●	Demonstrated ability to create a strong culture of performance with zero harm, health, and safety as priorities.
●	Exceptional interpersonal, communications (verbal and written), and conflict management skills.

●	Experience working and building relationships with external stakeholders, such as communities and government to support permitting and social license to build and operate.
●	Strong environmental performance history.
●	Ability to operate with substantial latitude in a fast-paced environment.
●	Good understanding and working knowledge of the applicable legislation and regulations for mines in Idaho preferred.
●	Experience with government contracts preferred.

Minimum Qualifications:

●	A degree in Engineering, Project Management, or Construction Management, or equivalent relevant experience.
●	An advanced degree qualification in a project or mining-related discipline is preferred.
●	20+ years of experience in mining development projects from study phase into construction and through commissioning.
●	Proven leadership and track record in the delivery of a successful mining project of relative scale and complexity (capital projects >$1B).

Physical Requirements:

●	Prolonged periods sitting at a desk and working on a computer
●	General work is in an office environment but must be able to travel as needed

About Perpetua Resources:

Perpetua Resources Corp., through its wholly owned subsidiaries, is focused on the exploration, site restoration and redevelopment of gold-antimony-silver deposits in the Stibnite-Yellow Pine district of central Idaho that are encompassed by the Stibnite Gold Project.  The Project is one of the highest-grade, open pit gold deposits in the United States and is designed to apply a modern, responsible mining approach to restore an abandoned mine site and produce both gold and the only mined source of antimony in the United States. Further advancing Perpetua Resources’ ESG and sustainable mining goals, the Project will be powered by the lowest carbon emissions grid in the nation and a portion of the antimony produced from the Project will be supplied to Ambri, a US-based company commercializing a low-cost liquid metal battery essential for the low-carbon energy transition. Perpetua Resources has been awarded a Technology Investment Agreement of up to $24.8 million in Defense Production Act Title III funding to advance construction readiness and permitting of the Project. Antimony trisulfide from Stibnite is the only known domestic source of antimony that can meet U.S. defense needs for many small arms, munitions, and missile types. In addition to the company’s commitments to transparency, accountability, environmental stewardship, safety and community engagement, Perpetua Resources adopted formal ESG commitments which can be found at www.perpetuaresources.com.

Signature of Employee:	Date:

Signature of Supervisor:	Date:

SCHEDULE “C”

Short Term Incentive Plan

Perpetua Resources will incentivize employees on an annual basis through an annual Short-Term Incentive Plan (“STIP”).   The STIP will be performance-based, with the performance of the Corporation as a whole and the individual’s performance being considered.

A target percentage will be determined at the commencement of employment and reviewed on an annual basis through the annual performance review process.   The STIP has two components, the Corporation’s Performance and the Individual’s Performance.   An individual’s maximum incentive bonus in any year will equal the individual’s bonus Rate times the percentage determined for the Corporation’s Performance and the percentage determined for the Individual’s Performance, as described below (the “Bonus”).

For example, if an individual’s Bonus Rate is 30% of the individual’s annual salary of $150,000, the Corporate Performance Percentage is determined to be 75%, and the Individual’s Performance percentage is determined to be 60%, the Bonus is $20,250 for the year ($150,000 x 30% x 75% x 60%).

Corporation’s Performance

On an annual basis, the Corporation’s board of directors will approve a set of corporate objectives, with measurable targets and a percentage allocation to each objective that will be communicated to all employees.  For example, the corporate objectives could include five components, each allocated a percentage of the overall measure of corporate performance:

Objective A	25%
Objective B	15%
Objective C	35%
Objective D	15%
Objective E	10%
Total	100%

At the completion of the calendar year, the Corporation’s actual performance will be assessed by the board and a percentage will be approved for allocation to the Corporation’s component of annual Bonuses.  The board will measure each objective achieved in accordance with the following scale in order to determine the performance level achieved:

Performance factor 120% 100% 75% 50% 25%

Performance Level Achieved

Results are extraordinary

Results well beyond those expected

Results satisfactory, objective adequately met

Met most, but not all, aspects of the objective

Met adequate portion of aspects of the objective

Where circumstances beyond the Corporation’s control effect the achievement of an objective, the Board shall consider amending objectives throughout the year should the need arise.

Individual Performance

On an annual basis, an employee’s immediate supervisor, in conjunction with an employee and in consideration of the Corporation’s approved annual corporate objectives, will set individual objectives for each employee under their supervision and allocate a percentage of the employee’s individual Bonus to each objective set.

For example, an individual’s objectives could include five components, each allocated a percentage of the overall measure of corporate performance:

Objective A	15%
Objective B	15%
Objective C	45%
Objective D	10%
Objective E	15%
Total	100%

At the completion of each calendar year, the employee’s actual performance against objectives will be assessed by the respective supervisor and a recommendation made to the President and CEO on a percentage for allocation to the Individual component of the annual Bonus

The supervisor will measure each objective achieved in accordance with the following scale in order to determine the performance level achieved:

Performance factor 120% 100% 75% 50% 25%

Performance Level Achieved

Results are extraordinary

Results well beyond those expected

Results satisfactory, objective adequately met

Met most, but not all, aspects of the objective

Met adequate portion of aspects of the objective

This calculation would be performed for each objective and the total for all objectives aggregated to determine the overall performance of the individual employee.

Where circumstances beyond the Corporation or Individual’s control effect the achievement of an objective, the Board or where appropriate the President & CEO shall consider amending objectives throughout the year should the need arise.

Overall STIP Determination

Once the Corporation’s performance against corporate objectives and individual performance against individual objectives has been assessed, the CEO will make a recommendation, inclusive of percentages and dollars to be paid, for all employees (excluding the CEO) to the Compensation Committee of the board of directors for their approval.

The Compensation Committee has absolute discretion to determine and approve the final Bonus amount, and can reduce or increase the calculated Bonus amount, or determine not to bay a Bonus amount at all, regardless of the calculated performance metrics.  The Compensation Committee will determine the amount of any Bonus amount shortly following the completion of the year for which the Bonuses are calculated, and the Bonus will be paid no later than March of the year following the year for which the Bonuses are calculated.  For example, a Bonus paid upon 2023 metrics will be paid no later than March 2024.  No Bonus shall be considered earned by or payable to an employee unless the employee is employed at the time the Compensation Committee has designated for payment of the Bonus.

SCHEDULE “D”

Perpetua Resources Corp. Omnibus Equity Incentive Plan

Effective Date of April 16, 2021

*See attached Form S-8 Prospectus for Omnibus Equity Incentive Plan